Exhibit 99.2

14375 NW Science Park Drive

Portland, OR 97229

February 12, 2015

CFO Commentary on Fourth Quarter and Full Year 2014 Financial Results

and 2015 Financial Outlook

Financial Information

Please reference accompanying financial information in the corresponding earnings release at http://investor.columbia.com/results.cfm

Conference Call

The company will host a conference call on Thursday, February 12, 2015 at 5:00 p.m. ET to review fourth quarter and FY2014 results, as well as its initial 2015 financial outlook. To participate, please dial (877) 407-9205 in the U.S. The call will be webcast live on the Investor Relations section of the company’s website http://investor.columbia.com where it will remain available until February 12, 2016.

Summary

Several significant factors affected the company’s fourth quarter and full year 2014 financial results and financial position compared to fourth quarter and full year 2013 financial results, including:

•	Inclusion of the financial results of the China joint venture (JV) that commenced operations January 1, 2014;
•	Increased direct-to-consumer (DTC) net sales, operating costs, and profits, primarily in North America;
•	Increased North American Fall 2014 wholesale sales for the Columbia and Sorel brands;
•	Increased demand-creation investments;
•	Inclusion of financial results from the prAna business, which was acquired on May 30, 2014;
•	Unfavorable effects of the extremely competitive Korean outdoor market; and
•	Increased depreciation and operating costs associated with the U.S. enterprise resource planning (ERP) system implementation that occurred in April 2014.

These factors are reflected in the financial results reported herein except where specifically noted otherwise. All per-share amounts have been adjusted to reflect the 2-for-1 stock split completed on September 26, 2014.

Fourth quarter net sales increased 27 percent to $677.0 million compared with net sales of $533.1 million for the fourth quarter of 2013, including a 2 percentage point negative effect from changes in foreign currency exchange rates.

Fourth quarter gross margin expanded approximately 80 basis points, while selling, general & administrative (SG&A) expenses increased $39.0 million, or 21 percent, resulting in 170 basis points of operating expense leverage and 230 basis points of operating margin improvement. Fourth quarter 2014 operating income increased approximately $29.9 million, or 57 percent, to $82.1 million and represented 12.1 percent of net sales.

Fourth quarter 2014 net income increased $18.9 million, or 51 percent, to $55.6 million, or $0.79 per diluted share, compared to fourth quarter 2013 net income of $36.7 million, or $0.53 per diluted share.

Full year 2014 net sales increased $415.6 million, or 25 percent, to $2.1 billion, including an approximate 1 percentage point negative effect from changes in foreign currency exchange rates.

Full year 2014 gross margin expanded approximately 140 basis points, while SG&A expenses increased $137.4 million, or 22 percent, resulting in 80 basis points of operating expense leverage. Full year 2014 operating income increased $67.1 million, or 51 percent, to $198.8 million, and represented operating margin of 9.5 percent, compared with 2013 operating margin of 7.8 percent.

Full year 2014 net income increased 45 percent to $137.2 million, or $1.94 per diluted share, compared to full year 2013 net income of $94.3 million, or $1.36 per diluted share.

Our full year 2015 financial outlook anticipates:

•

a low double-digit increase in net sales on a constant-dollar basis (high single-digit net sales growth in U.S. dollars), including approximately $50 million of incremental January through May net sales from prAna which was acquired on May 30, 2014;

•	operating income to increase at a low double-digit rate, producing operating margin of approximately 9.7 percent; and
•	net income of approximately $150 million to $157 million, or $2.10 - $2.20 per diluted share.

The Full Year 2015 Financial Outlook section beginning on page 7 below contains a more detailed discussion of the factors contributing to this outlook.

Fourth Quarter Financial Results

(All comparisons are between fourth quarter 2014 and fourth quarter 2013, unless otherwise noted.)

Net Sales

Consolidated net sales increased $143.9 million, or 27 percent, to a record $677.0 million, compared with $533.1 million, with three of four geographic regions contributing growth. The increase in fourth quarter 2014 net sales included:

•	organic net sales growth of approximately $79.8 million, or 15 percent,
•	incremental net sales of $44.1 million from the company’s new China JV, and
•	incremental net sales of $20.0 million from the newly-acquired prAna brand.

Regions

•

U.S. net sales increased $96.7 million, or 31 percent, to $404.6 million. The increase in U.S. net sales primarily reflected increased DTC sales, shipments of higher Fall 2014 advance orders to wholesale customers, and $20.0 million of incremental prAna net sales. During the fourth quarter of 2014, the company operated 93 U.S. retail stores (74 outlet, 19 branded, including 5 prAna) and 5 branded ecommerce sites, compared with 72 stores (64 outlet, 8 branded) and 4 branded ecommerce sites during the same period in 2013.

•

Net sales in the LAAP region increased $37.1 million, or 31 percent, to $155.2 million, primarily reflecting incremental net sales of $44.1 million from the company’s new China JV and growth in Japan, partially offset by lower sales in Korea. The Korean outdoor market has become extremely promotional and we don’t expect these conditions to improve before 2016. The net sales comparison includes a 5 percentage point negative effect from changes in currency exchange rates.

•

Net sales in the EMEA region were essentially unchanged at $68.3 million, including a 2 percentage point negative effect from changes in currency exchange rates. Net sales decreased 5 percent in our Europe-direct markets, primarily reflecting a 5 percentage point negative effect from changes in currency exchange rates. That decline was largely offset by increased net sales to EMEA distributors, reflecting shipments of increased Spring 2015 advance orders.

•

Net sales in Canada increased $10.4 million, or 27 percent, to $48.9 million, reflecting increased wholesale and DTC net sales, partially offset by a 9 percentage point negative effect from changes in currency exchange rates.

Brands

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Columbia global brand net sales increased $100.1 million, or 23 percent, to $527.9 million, primarily reflecting incremental net sales from the China JV, increased U.S. DTC and wholesale net sales, and increased net sales in Canada, partially offset by lower sales in Korea.

•	Sorel global brand net sales increased $26.1 million, or 40 percent, to $92.1 million, driven by increased wholesale and DTC net sales in the U.S. and Canada.
•	prAna contributed $20.0 million of incremental net sales.
•	Mountain Hardwear global brand net sales decreased $2.7 million, or 7 percent, to $34.6 million, primarily reflecting lower net sales in Korea and the EMEA region.

Product Categories

•

Global Apparel, Accessories & Equipment net sales increased $94.1 million, or 23 percent, to $510.1 million, primarily driven by increased Columbia brand net sales and $20.0 million of incremental prAna net sales, partially offset by lower Mountain Hardwear net sales.

•

Global Footwear net sales increased $49.8 million, or 43 percent, to $166.9 million, including growth of $26.1 million, or 40 percent, from Sorel, and $23.3 million, or 47 percent, from Columbia brand footwear, which included incremental sales from the China JV.

Gross Margin

Fourth quarter 2014 gross margins expanded 80 basis points to 45.4 percent, primarily reflecting:

•	improved gross margins within the DTC channel driven by a stronger product assortment and less promotional activity,
•	a more favorable mix of full price and close-out wholesale sales, and
•	the effect of including in gross margin amounts that were previously recognized as licensing income prior to commencement of the China JV,

partially offset by:

•	increased provisions for excess inventory in our Korean business, and
•	unfavorable foreign currency hedge rates.

Selling, General and Administrative (SG&A) Expense

Fourth quarter 2014 SG&A expense increased $39.0 million, or 21 percent, to $226.8 million, or 33.5 percent of net sales, compared to 35.2 percent of net sales in last year’s fourth quarter, resulting in 170 basis points of SG&A expense leverage.

The increase included:

•	incremental consolidated operating costs associated with the China JV and prAna brand,
•	increased demand creation expenses,
•	increased expenses related to the company’s expanding DTC operations,
•	increased personnel and incentive compensation costs, and
•	increased operating costs of our new ERP and related information technology (IT) initiatives,

partially offset by:

•	non-recurrence of the $9.0 million non-cash asset impairment charge for our European distribution center that was recognized in the fourth quarter of 2013, and
•	favorable foreign currency translation effects.

Our new ERP system and multiple ancillary systems went live in the U.S. in April 2014, as phase 2 of our multi-year global ERP implementation. We now have our North American wholesale business and the majority of our global supply chain operations functioning on the new platform, and we began realizing operational improvements during 2014. For example, improved supply and demand visibility and our ability to share inventory across wholesale and DTC channels have driven improved inventory utilization and enhanced gross margins in the U.S. The next implementation phase, scheduled to occur in the second quarter of 2015, will involve our international distributor businesses in the EMEA and LAAP regions.

Operating Income

Consolidated operating income increased 57 percent to $82.1 million, or 12.1 percent of net sales, compared with fourth quarter 2013 operating income of $52.2 million, or 9.8 percent of net sales.

Income Tax Expense

The effective tax rate for the fourth quarter was 30.1 percent, compared to a 30.3 percent rate in the fourth quarter of 2013.

Net Income

Consolidated fourth quarter 2014 net income increased 51 percent to $55.6 million, or $0.79 per diluted share, compared with net income of $36.7 million, or $0.53 per diluted share, in the fourth quarter of 2013.

FY2014 Financial Results:

(All comparisons are between fiscal 2014 and fiscal 2013, unless otherwise noted.)

Net sales increased $415.6 million, or 25 percent, to a record $2.1 billion, including:

•	organic growth of approximately $200.5 million, or 12 percent, driven primarily by net sales growth in the U.S., Canada and EMEA region, partially offset by declines in Korea and LAAP distributors,
•	incremental net sales of $161.4 million from the company’s new China JV,
•	incremental net sales of $53.7 million from the newly-acquired prAna brand, and
•	a 1 percentage point negative effect from changes in foreign currency exchange rates.

Net sales through the company’s global DTC channels grew 25 percent in 2014 and represented approximately 34 percent of 2014 consolidated net sales, comparable to its contribution to 2013 consolidated net sales.

Regions

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U.S. net sales increased $227.1 million, or 23 percent, to $1.2 billion. The increase in U.S. net sales primarily reflected nearly equal contributions from increased DTC and wholesale channels, and $53.7 million of incremental prAna net sales. The DTC growth reflected the addition of 16 stores (excluding five retail stores acquired with the prAna acquisition), improved productivity of existing stores despite softer traffic trends, and significant growth in ecommerce sales, which also benefited from the company’s investment in an upgraded global ecommerce technology platform that became operational during the second half of 2014.The wholesale growth included increases from all major channels of distribution.

•	Net sales in the LAAP region increased $137.2 million, or 39 percent, to $491.6 million, primarily reflecting incremental net sales of $161.4 million from the company’s new China

JV, partially offset by lower sales in Korea, reflecting the extremely competitive nature of the outdoor sector in that country, and lower sales to LAAP distributors. Net sales in Japan were essentially equal to 2013, reflecting a significantly weaker Japanese Yen. The LAAP net sales comparison includes a 2 percentage point negative effect from changes in currency exchange rates.

•

Net sales in the EMEA region increased $18.5 million, or 8 percent, including a 1 percentage point benefit from changes in currency exchange rates. Net sales to EMEA distributors increased 11 percent. Net sales increased 5 percent in our Europe-direct markets, including a 1 percentage point benefit from changes in currency exchange rates.

•

Net sales in Canada increased $32.8 million, or 28 percent, to $151.4 million, reflecting increased wholesale and DTC sales, partially offset by an 8 percentage point negative effect from changes in currency exchange rates.

Brands

•

Columbia global brand net sales increased $337.4 million, or 24 percent, to $1.75 billion, primarily reflecting incremental net sales from the China JV, increased U.S. wholesale and DTC net sales, and increased net sales in Canada and the EMEA region, partially offset by lower sales in Korea.

•	Sorel global brand net sales increased $37.5 million, or 29 percent, to $166.2 million, driven primarily by increased wholesale and DTC net sales in the U.S. and Canada.
•	prAna contributed $53.7 million of incremental net sales.
•	Mountain Hardwear global brand net sales decreased $12.7 million, or 10 percent, to $119.8 million, primarily reflecting lower net sales in the U.S. and Korea.

Product Categories

•

Global Apparel, Accessories & Equipment net sales increased $301.6 million, or 22 percent, to $1.68 billion, primarily driven by increased Columbia brand net sales and $53.7 million of incremental prAna net sales, partially offset by lower Mountain Hardwear net sales.

•

Global Footwear net sales increased $114.0 million, or 37 percent, to $424.4 million, including growth of $78.1 million, or 45 percent, from Columbia brand footwear, which included incremental sales from the China JV, and $37.5 million, or 24 percent, from Sorel brand footwear.

Gross Margin

Gross margins expanded 140 basis points to 45.5 percent, primarily driven by:

•	improved gross margins within the DTC channel driven by a stronger product assortment and less promotional activity,
•	the effect of including in gross margin amounts that were previously recognized as licensing income prior to commencement of the China JV, and
•	a more favorable mix of full price and close-out wholesale sales,

partially offset by:

•	increased provisions for excess inventory in our Korean business, and
•	unfavorable foreign currency hedge rates.

Selling, General and Administrative (SG&A) Expense

SG&A expenses increased $137.4 million, or 22 percent, to $763.1 million, representing 36.3 percent of net sales, compared to $625.7 million, or 37.1 percent of net sales in 2013, resulting in 80 basis points of SG&A expense leverage. The increased SG&A expense was primarily the result of:

•	incremental consolidated operating costs associated with the China JV and prAna brand,
•	increased demand creation expenses,

•	increased expenses related to the company’s expanding DTC operations,
•	increased operating costs of our new ERP and related IT initiatives, and
•	increased personnel and incentive compensation costs,

partially offset by:

•	non-recurrence of the $9.0 million non-cash asset impairment charge for our European distribution center that was recognized in the fourth quarter of 2013, and
•	favorable foreign currency translation effects.

Net licensing income of $7.0 million, compared with $13.8 million in 2013, reflected the effect of including in gross margin amounts that were previously recognized as licensing income prior to commencement of the China JV, partially offset by increased licensing income from other licensees.

Operating Income

Operating income increased $67.1 million, or 51 percent, to $198.8 million, and represented operating margin of 9.5 percent, compared with 2013 operating margin of 7.8 percent.

Income Tax Expense

The full year 2014 income tax rate of 28.5 percent was comparable to the 2013 rate of 28.8 percent.

Net Income

Net income for 2014 increased 45 percent to $137.2 million, or $1.94 per diluted share, compared to full year 2013 net income of $94.3 million, or $1.36 per diluted share.

Fiscal year 2014 net income included:

•	net income after minority interest from the China joint venture of approximately $8.0 million, or $0.11 per diluted share, and
•

one-time acquisition costs, amortization of certain acquired assets, costs associated with the step-up in acquired inventory, and other integration costs related to the prAna acquisition totaling approximately $6.9 million, net of tax, or $(0.10) per diluted share.

Balance Sheet

At December 31, 2014, cash and short-term investments totaled $440.8 million, compared to $529.2 million at December 31, 2013. At December 31, 2014, approximately 43 percent of cash and short-term investments were held in foreign jurisdictions where a repatriation of those funds to the United States would likely result in a significant tax cost to the company.

Consolidated accounts receivable at December 31, 2014 totaled $344.4 million, a 12 percent increase on 27 percent fourth quarter net sales growth. Consolidated Days Sales Outstanding (DSO) at December 31, 2014 stood at 68 days, a decrease of 9 days compared with December 31, 2013.

Consolidated inventory of $384.7 million at December 31, 2014 increased $55.4 million, or 17 percent, compared to December 31, 2013. Excluding $25.1 million of incremental prAna inventory, consolidated inventory was 9 percent higher than at December 31, 2013.

Fiscal Year 2014 Cash Flow

Operating cash flow for the year ended December 31, 2014 was $185.8 million, compared to $274.3 million in 2013.

Capital expenditures totaled $60.3 million in 2014 compared to $69.4 million in 2013. We paid approximately $188.5 million in cash to acquire prAna in 2014. In addition, the company paid cash dividends of $39.8 million during 2014 and repurchased 420,502 shares of common stock at an aggregate purchase price of approximately $15.0 million.

On January 30, 2015, the board of directors approved an additional $200 million share repurchase authorization, bringing the remaining authorization to $243.6 million. The share repurchase authorization does not obligate the company to acquire any specific number of shares or to acquire shares over any specified period of time.

Full Year 2015 Financial Outlook

Our objective in providing a forward-looking financial outlook is to help investors understand our business and the variables that we consider when planning our business and evaluating our own performance.

All projections related to anticipated future results are forward-looking in nature and may change, perhaps significantly. Our annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal sales and profitability pattern weighted toward the second half of the fiscal year.

Advance wholesale orders typically drive a significant portion of our annual sales and, as such, are one of several significant factors we use to formulate our full year outlook. However, among many risks inherent in our global business, our projected full year sales and profitability may be materially affected by unfavorable weather patterns and other factors which affect consumer demand and lead to higher-than anticipated order cancellations and lower reorders by our wholesale customers and/or lower-than-projected sales through our DTC channels, particularly during the fourth quarter.

We are facing macro-economic, competitive, and/or geopolitical uncertainty in certain markets, most notably in Korea, Russia, and China, making it difficult to forecast our sales and profitability in those markets. In addition, the U.S. dollar strengthened significantly during 2014 against the Canadian dollar, Japanese Yen and Euro, and that trend has continued since the beginning of October 2014. In addition, West Coast ports have been experiencing disruptions and work slowdowns over the past several months, causing delays in the importation of our products and corresponding deliveries to our customers.

Taking the above factors into consideration, and assuming macro and market conditions in key markets and U.S. West Coast port issues do not worsen, we expect 2015 sales and profitability comparisons with 2014 to be driven by the following major factors:

•	sales growth by the Columbia and Sorel brands across our U.S. and Canada wholesale channels;
•	continued growth of our brick-and-mortar and e-commerce DTC sales in the U.S. and Canada;
•	difficult economic and/or competitive environments in certain key international markets particularly Korea, Russia and China;
•	incremental financial results from the prAna business, which was acquired on May 30, 2014; and
•	unfavorable effects of foreign currency exchange rates on gross margin and translation.

Our initial fiscal year 2015 outlook assumes:

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A high single-digit percentage increase in global net sales compared to 2014, (low double-digit percentage growth on a constant-dollar basis) with the first-half growth rate augmented by incremental prAna sales for the January – May period. This assumption is based on the following expectations:

o

high-teen percentage growth in U.S. wholesale and DTC channels, driven by the Columbia and Sorel brands, incremental contributions and growth in the prAna brand, and renewed high-single-digit growth in the Mountain Hardwear brand;

o	mid-teen percentage constant-dollar growth in Canada translating into mid-single-digit percentage growth in U.S. dollars, driven by the Columbia and Sorel brands;

o

mid-single-digit percentage declines in the EMEA region, consisting of mid-teen percentage constant-dollar growth in our European-direct markets translating into mid-single-digit percentage growth in U.S. dollars, more than offset by reduced orders from our Russian distributor in response to severe currency devaluation and adverse economic conditions in that country; and

o

mid-single-digit percentage declines in the LAAP region, consisting of a high-teen percentage constant-dollar decline in Korea translating into a mid-twenties percentage decline in U.S. dollars, high-single-digit percentage constant-dollar growth in Japan translating into a high-single-digit percentage decline in U.S. dollars, high-teen percentage growth in our LAAP distributor business, and net sales in China comparable to 2014.

•	Gross margin expansion of approximately 20 basis points compared with 2014, reflecting:
o	lower provisions for excess inventory; and
o	a higher proportion of wholesale sales with a corresponding lower proportion of lower margin distributor sales;

partially offset by:

o	unfavorable foreign currency hedge rates.

•	SG&A expense growth comparable to anticipated consolidated net sales growth. The implied increase in projected SG&A expenses of approximately $65 million consists primarily of:
o	increased expenses to support continued global expansion and operations of our DTC channel;
o	incremental SG&A related to prAna’s operations;
o	increased personnel expenses driven by annual merit increases and increased headcount to support business growth;
o	increased demand creation spending, which is anticipated to increase to approximately 5.3 percent of net sales; and
o	increased SG&A expenses within China, primarily associated with transitioning into the JV certain support functions currently provided by our China JV partner;

partially offset by:

o	favorable foreign currency exchange translation, resulting from a stronger U.S. dollar.

•	Licensing income comparable to 2014.

•	The combination of the above assumptions leads us to anticipate low double-digit 2015 operating income growth, resulting in operating margin of approximately 9.7 percent.

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An estimated full-year tax rate of approximately 29.0 percent, with the first-half rate slightly higher than the estimated full year rate. The actual rate could differ based on the geographic mix of pre-tax income, and other discrete events that may occur during the year.

•

Net income after non-controlling interest of approximately $150 million to $157 million, or approximately $2.10 to $2.20 per diluted share. We estimate that the strengthening of the U.S. Dollar will have an unfavorable impact of approximately $0.13 on full year 2015 earnings per share, comprising increased costs of inventory for our foreign subsidiaries and the resulting effect on gross margin, and to a lesser degree the translation of net income.

•	2015 capital expenditures of approximately $75 million, comprising investments in DTC business expansion, project-based and maintenance capital, and information technology.

Consistent with the historical seasonality of the business, we anticipate 2015 profitability and profitability growth compared with 2014 to be heavily concentrated in the second half of the year.

Dividend

At its regular board meeting on January 30, 2015, the board of directors authorized a regular quarterly dividend of $0.15 per share, payable on March 19, 2015 to shareholders of record on March 5, 2015.

First Quarter 2015 Reporting Schedule

Columbia Sportswear plans to report first quarter 2015 financial results on Thursday, April 30, 2015 at approximately 4:00 p.m. ET. Following issuance of the earnings release, a commentary reviewing the results will be furnished to the SEC on Form 8-K and published on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm.

A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. ET at www.columbia.com.  To receive email notification of future announcements, please visit http://investor.columbia.com/events.cfm and register for E-Mail Alerts.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margins, operating expenses and leverage, licensing income, operating income, operating margins, earnings per share, tax rates, projected growth in global direct-to-consumer businesses, expected results by region, anticipated seasonality, retail traffic trends, planned implementation of our new ERP and related benefits, expectations regarding macro and market conditions, inventory, capital expenditures, volatility of foreign currency exchange rates, and net income.  Forward-looking statements often use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or reference future dates. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading “Risk Factors,” and those that have been or may be described in other reports filed by the company, including reports on Form 8-K.  Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: our ability to realize the forecasted benefits of the prAna acquisition; labor strikes or work delays at ports, causing disruption to our ability to timely import products; loss of key customer accounts; our ability to effectively implement IT infrastructure and business process initiatives; the effects of unseasonable weather; unfavorable economic conditions generally, the financial health of our customers, and changes in the level of consumer spending and apparel preferences; changes in international, federal or state tax policies and rates; risks inherent in doing business in foreign markets; our ability to attract and retain key employees; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner; unforeseen increases and volatility in the cost of raw materials; our reliance on product innovations; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyberattacks, or military activities around the globe; and our ability to establish and protect our intellectual property.  The company cautions that forward-looking statements are inherently less reliable than historical information.  The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations.  New factors emerge from time to time and it is not possible for the company to predict or assess the impact of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.